AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SYMETRA LIFE INSURANCE COMPANY

TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:

Pursuant to the provisions of Section 1007 of the Iowa Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:

1.	The name of the corporation is Symetra Life Insurance Company.

2.The corporation has been a Washington stock life insurance corporation and, through the filing of these Amended and Restated Articles of Incorporation, is becoming an Iowa stock life insurance corporation pursuant to Sections 490.902 and 508.12 of the Iowa Code (2013).

3.The text of the Amended and Restated Articles of Incorporation is as follows:

ARTICLE I

The name of the corporation is SYMETRA LIFE INSURANCE COMPANY.

ARTICLE II

These Amended and Restated Articles of Incorporation are being filed by the company in connection with the redomestication of the Company from the State of Washington to the State of Iowa in accordance with the provisions of Sections 490.902 and 508.12 of the Iowa Code (2013). The corporation is continuing its corporate existence which commenced upon its incorporation under the laws of the State of Washington on January 23, 1957. The corporation shall be and continue to be possessed of all privileges, franchises and powers to the same extent as if it had been originally incorporated under the laws of the state of Iowa; and all privileges, franchises and powers belonging to said corporation, and all property, real, personal and mixed, and all debts due on whatever account, all certificates of authority, agent appointments, outstanding insurance policies, capital structure, and all chose in actions, shall be and the same are hereby ratified, approved, confirmed and assured to the corporation, with like effect and to all intents and purposes as if it had been originally incorporated under the laws of the state of Iowa. Without limitation of the foregoing, the corporation shall be given recognition as a domestic insurance company of the state of Iowa for all purposes from and after January 23, 1957, the date of its initial authorization as an insurer under the laws of the State of Washington. Subject to the foregoing, these Restated Articles shall be construed as a substitute for all prior articles of incorporation and all amendments thereto.

ARTICLE III

The principal place of business of the corporation in the state of Iowa shall be in the city of West Des Moines, Polk County, Iowa. The corporation’s initial registered agent is National Registered Agents, Inc., and its initial registered office is located at 400 East Court Avenue, Des Moines, Iowa 50309.

ARTICLE IV

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the Iowa Business Corporation Act, Chapter 490 of the Iowa Code and Chapter 508 of the Iowa Code, and successor statutory provisions, including but not limited to:

(a)     acting as a life insurance company pursuant to Chapter 508 of the Iowa Code, and successor statutory provisions, and writing any or all of the lines of insurance and annuity business authorized by Chapter 508 and any other line of insurance or annuity business authorized by the laws of the state of Iowa or approved by the Commissioner of Insurance of the State of Iowa; and

(b)     reinsuring and accepting reinsurance on any or all of the lines of business set forth in paragraph (a) of this Article IV.

ARTICLE V

The corporation shall have perpetual existence.

ARTICLE VI

The amount of capital stock shall be Five Million Dollars ($5,000,000) and the number of authorized shares shall be Twenty Thousand (20,000) shares of common stock, and the par value of each of said shares shall be Two Hundred and Fifty Dollars ($250). The common stock shall have unlimited voting rights and shall be entitled to the net assets of the corporation upon dissolution.

ARTICLE VII

The number of directors of the corporation shall be fixed as provided in its bylaws, and may be changed from time to time by amendment to, or in the manner provided in, the bylaws, but the number thereof shall never be less than five (5) nor more than twenty-one (21). The directors shall have the power to manage the corporate affairs and make all rules and regulations expedient for the management of the affairs of the corporation.

ARTICLE VIII

The following persons, who constitute the present board of directors of the corporation, shall continue to serve as directors for a term expiring at the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation or removal:

Michael W. Fry
David S. Goldstein
Daniel R. Guilbert
Thomas M. Marra
Margaret A. Meister

ARTICLE IX

A director of the corporation shall not be liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law.

The corporation shall indemnify a director or officer for liability (as such term is defined in subsection 5. of Section 850 of the Iowa Business Corporation Act) for any action taken, or any failure to take any action, as a director or officer, except liability for any of the following: (1) receipt of a financial benefit received by a director or officer to which the director or officer is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. Without limiting the foregoing, the corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then the indemnification obligations of the corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law.

Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director, or any indemnification obligations of the corporation, with respect to any state of facts existing at or prior to the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned President and Secretary of the corporation have executed this instrument this 24th day of June, 2014.

SYMETRA LIFE INSURANCE COMPANY

By:_/s/ Thomas M. Marra
Thomas M. Marra
President

By:_/s/David S. Goldstein
David S. Goldstein
Secretary

State of Washington

County of King

On June 24, 2014, before me, Ann Ernst, a Notary Public, personally appeared Thomas M. Marra and David S. Goldstein, personally known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity, and that by their signatures on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Ann Ernst

My Commission Expires: 2/14/2017